Exhibit 10.1 – Transition Retention Bonus Agreement

TRANSITION BONUS AGREEMENT

This Transition Bonus Agreement (the “Agreement”) between Symmetry Medical Inc. (“Symmetry”) and _________________ (“Executive”) is made this ____ day of _____, 2011 under the following terms and conditions:

1.
The Transition Bonus.  Symmetry shall pay to Executive an amount of $_______ (the “Transition Bonus”), less applicable taxes and other withholdings authorized by law or Executive, in the pay period following the date of this Agreement.

2.
Repayment Obligations.  Executive shall repay all or a portion of the Transition Bonus within thirty (30) days following termination of employment with Symmetry that is initiated by Executive and which occurs prior to December 31, 2012.  The Executive shall repay 100% of the Transition Bonus, less any unrecoverable taxes or other withholdings imposed on the Transition Bonus, if Executive terminates employment with Symmetry on or before December 31, 2011 and 50% of the Transition Bonus, less any unrecoverable taxes or other withholdings imposed on the Transition Bonus, if Executive terminates his/her employment during 2012.

3.
Covenants Not To Compete.  In consideration for the Transition Bonus, during Executive's employment with the Company and for a period of twelve (12) months immediately after the termination of employment, regardless of the reason for that termination, Executive will not, directly or indirectly, without the prior written consent of the Board of Directors (which consent will not be unreasonably withheld):

i.
accept employment with, or perform any services for any Competitor of the Company.  For the purposes of this Section 3, the term "Competitor" means a company that manufactures orthopedic products that compete in the marketplace with products or services that the Company provides at the time Executive's employment ends;

ii.
accept employment with or perform any services for any of the Company's customers with whom Executive had contact within the last twelve (12) months of his employment, if doing so would in any way reduce the level of business the customer does with the Company or otherwise adversely affect the Company's business relationship with the customer;

iii.
accept employment with or perform any services for any Competitor anywhere within the Restricted Geographic Area in the same or similar capacity or function to that in which Executive worked for the Company or in any other capacity in which Executive's knowledge of the Company's confidential information or the customer goodwill Executive helped to develop on behalf of the Company would facilitate or support Executive's work.  For purposes of this Agreement, the term "Restricted Geographic Area" means (i) each and every State of the United States of America in which the Company is manufacturing or selling any of its products or services at the time Executive's employment ends; and (ii) each and every country in which the Company is manufacturing or selling any of its products and services at the time Executive's employment ends.  However, if the Competitor has separate divisions, business units or segments, some of which are not competitive with the business of the Company, nothing herein shall prohibit Executive from being employed by or working for only that segment of the business that is not competitive with the business of the Company, provided Executive's work does not involve any products or services that compete with the Company's products and services;

iv.
urge, induce or seek to induce any of the Company's customers to reduce or terminate their business with the Company or in any manner interfere with the Company's business relationships with its customers;

v.
urge, induce or seek to induce any of the Company's customers with whom Executive had contact during the last twelve (12) months of his employment with the Company, to reduce or terminate their business with the Company or in any manner interfere with the Company's business relationships with its customers;

vi.	acquire or maintain an ownership interest in any Competitor, except passive ownership of up to two percent (2%) of any publicly traded securities;

vii.
either on his own account or for any other person, firm or company solicit, hire, employ or attempt to solicit, hire or employ, or endeavor to cause any employee of the Company to leave his employment, or to induce or attempt to induce any such employee to breach any employment agreement with the Company.

viii.
urge, induce or seek to induce any of the Company's independent contractors, subcontractors, consultants, vendors or suppliers to reduce, terminate or modify in any way their relationship with the Company;

ix.
disparage the Company, its directors, officers, employees, products, facilities or other persons or things associated with the Company or otherwise publish or communicate any information or opinions that would reasonably be considered to be derogatory or critical of the Company, its Directors, officers, employees, products, facilities or other persons or things associated with the Company.

Intending to be bound, the parties affix their signatures below.

Executive:

Signature	Date

Printed Name

Symmetry Medical, Inc.:

David C. Milne, SVP of HR,	Date
General Counsel & Corporate Secretary